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                                                                    EXHIBIT 2.10

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND IS TRANSFERRABLE ONLY UPON COMPLIANCE WITH OR AN EXEMPTION FROM ALL APPLICABLE SECURITIES AND OTHER LAWS.

                                PROMISSORY NOTE

$125,000.00                  Baton Rouge, Louisiana          February 27, 1998

          FOR VALUE RECEIVED, the undersigned, AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC. a Louisiana corporation ("Maker"), hereby promises to pay to the order of DANIEL D. BROWN ("Payee"), at Baton Rouge, Louisiana, the principal sum of One Hundred Twenty Five Thousand and no/100 Dollars ($125,000.00), in lawful money of the United States of America, which shall be legal tender, in payment of all debts and dues, public and private, at the time of payment, bearing interest and payable as provided herein.

          Interest on the unpaid balance of this Note shall accrue from the date hereof at a rate per annum equal to 9.5% from the date hereof to February 27, 1999, and thereafter at the prime interest rate designated in the Wall Street Journal on the anniversary date hereof, plus one percentage point; provided, however, that such interest shall not exceed the Maximum Rate as hereinafter defined. All past-due principal and interest shall bear interest at the maximum rate permitted by applicable law. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

          The principal amount of and accrued interest on this Note shall be due and payable in twenty-four (24) equal monthly installments, the first installment of which is due on March 27, 1998, and a like amount on the same day of each month thereafter. The monthly installments through February 27, 1999, shall be in the amount of $5,739.31 each, with the amount thereafter to be adopted on the basis of the changes in the interest rate as provided above.

          This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty.

          If any payment of principal of or interest on this Note shall become due on a Saturday, Sunday or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day.

          An event of default means default by the Maker (i) in the payment of any installment of the principal of, and interest on, the Note when due, whatever the reason for such event of default and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any Court or any order, rule or regulation of any administrative governmental body or (ii) in the performance of its obligations under the Stock Purchase Agreement dated as of February 1, 1998, between Payee and Maker ("The Stock Purchase Agreement")("Event of Default").

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          If an Event of Default shall occur and be continuing, the Payee of subsequent holders may, at its option, declare the unpaid principal amount of this Note immediately due and payable.

          The indebtedness of the Maker hereunder is solidarily guaranteed by Amedisys, Inc. pursuant to a Guaranty Agreement having the same date hereof.

          Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and any other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the Maximum Rate. In the event the maturity of this Note is accelerated by reason of an Event of Default under this Note, other agreement entered into in connection herewith or therewith, by voluntary prepayment by Maker or otherwise, then earned interest may never include more than the Maximum Rate. If from any circumstance any holder of this Note shall ever receive interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the Maximum Rate shall be applied to the reduction of the principal amount owing on this Note, and not to the payment of interest; or if such excessive interest exceeds the unpaid balance of principal hereof, the amount of such excessive interest that exceeds the unpaid balance of principal hereof shall be refunded to Maker. In determining whether or not the interest paid or payable exceeds the Maximum Rate, to the extent permitted by applicable law (i) any nonprincipal payment shall be characterized as an expense, fee or premium rather than as interest; and (ii) all interest at any time contracted for, charged, received or preserved in connection herewith shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term of this Note. The term "Maximum Rate" shall mean the maximum rate of interest allowed by applicable federal or state law.

          Except as provided herein, Maker and any sureties, guarantors and endorsers of this Note jointly and severally waive demand, presentment, notice of nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collecting, grace, notice and protest, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to grant any other indulgences or forbearance whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder. If any efforts are made to collect or enforce this Note or any installment due hereunder, the undersigned agrees to pay all collection costs and fees, including reasonable attorney's fees.

          This Note shall be construed and enforced under and in accordance with the laws of the State of Louisiana.

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This Note is subject to off-set as provided in the Stock Purchase Agreement.
Timely payment in escrow as permitted by, and in accordance with, the terms of the Stock Purchase Agreement shall constitute payments under this Note.

          IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first above written.

                              AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.


                              By
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